Exhibit 10(a)

EXECUTION COPY

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Settlement”) is entered into and effective as of September 9, 2018, by and among:

(i)         CBS Corporation (“CBS”);

(ii)        Each of National Amusements, Inc. (“NAI”) and NAI Entertainment Holdings LLC (“NAIEH”);

(iii)       The Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”);

(iv)       Sumner M. Redstone (“SMR”), individually, on behalf of his unborn and unascertained descendants and in his capacities as Chairman Emeritus of CBS, an officer, director and, through the Trust, direct or indirect stockholder of NAI, an officer, manager and, through the Trust, direct or indirect member of NAIEH and settlor, beneficiary and trustee of the Trust;

(v)        Shari E. Redstone (“SER”), individually, on behalf of her unborn and unascertained descendants and in her capacities as a director and Non-Executive Vice Chair of CBS, an officer, director and, through a trust, direct or indirect stockholder of NAI and an officer and manager of NAIEH and future trustee of the Trust;

(vi)       David R. Andelman (“Andelman”), individually and in his capacities as a director of CBS, a director of NAI, a manager of NAIEH and a trustee of the Trust;

(vii)      Robert N. Klieger (“Klieger”), individually and in his capacity as a director of CBS;

(viii)     Leslie Moonves (“Moonves”), individually and in his capacities as President, Chief Executive Officer, a director and Chairman of CBS;

(ix)       Joseph Ianniello (“Ianniello”), individually and in his capacity as Chief Financial Officer and Chief Operating Officer of CBS;

(x)        Joseph A. Califano, Jr. (“Califano”), William S. Cohen (“Cohen”), Gary L. Countryman (“Countryman”), Charles K. Gifford (“Gifford”), Leonard Goldberg (“Goldberg”), Bruce S. Gordon (“Gordon”), Linda M. Griego (“Griego”), Arnold Kopelson (“Kopelson”), Martha L. Minow (“Minow”) and Doug Morris (“Morris”), each individually and in his or her capacity as a director of CBS;

(xi)       Jill Krutick (“Krutick”), individually and in her capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust;

(xii)      Tyler Korff (“T. Korff”), individually and in his capacities as a director of NAI, a manager of NAIEH and a future trustee of the Trust;

(xiii)     Brandon Korff (“B. Korff”) and Kimberlee Ostheimer (“Ostheimer”), each individually and in his or her capacities as a director of NAI and a manager of NAIEH;

(xiv)     Thaddeus Jankowski (“Jankowski”), individually and in his capacities as an officer of each of the NAI Entities and a trustee of the Trust; and

(xv)      Phyllis Redstone (“P. Redstone”), Norman Jacobs (“Jacobs”) and Leonard Lewin (“Lewin”), each individually and in his or her capacity as a trustee of the Trust.

The individuals and entities listed in (i) through (xv) above are collectively referred to in this Settlement as the “Parties.” The individuals listed in (xi) through (xv) are collectively referred to in this Settlement as the “Additional Parties.” Notwithstanding anything to the contrary in this Settlement, the Additional Parties shall only be bound by the following Sections of this Settlement and not by any other section or provision hereof: Sections 1 (clause (f) and the last paragraph only), 3(e), 4, 5, 6, 7, 8, 9, 10, 11, 13 and 14 (collectively, the “Additional Parties Sections”); provided, however, that nothing in this provision limits any protections or benefits to which the Additional Parties are entitled under other sections or provisions of this Settlement.

WHEREAS, there is pending in the Court of Chancery of the State of Delaware a civil action captioned In re CBS Corporation Litigation, C.A. No. 2018-0342-AGB (Del. Ch.) (the “Litigation”) in which CBS, and each of Countryman, Gifford, Gordon, Griego, Minow, NAI, NAIEH and SER assert claims;

WHEREAS, CBS and Moonves are parties to the Moonves Employment Agreement and concurrently with the execution and delivery of this Settlement, Moonves and CBS are entering into a settlement agreement pursuant to which, among other things, Moonves is resigning as an officer and director of CBS and the Moonves Employment Agreement is being terminated as of the date hereof (the “Moonves Settlement”);

WHEREAS, as part of this Settlement, the Parties desire to, among other things, settle and resolve, fully and finally, certain actual and potential claims between and among them, including without limitation the Litigation, without any admission of liability, incapacity, undue influence, fault, or wrongdoing;

WHEREAS, the Parties recognize that the relationship of some of the Parties to certain executives of CBS has been strained by actions taken during the past 12 months, including the Litigation and related matters, and accordingly the NAI Entities desire to agree not to bring or maintain certain actions against such executives or other officers of CBS;

WHEREAS, the NAI Entities have withdrawn their request for the boards of directors of each of CBS and Viacom to consider a potential merger of the two companies;

WHEREAS, the CBS Board, taking into account the unanimous recommendation of the Special Committee of the CBS Board, has unanimously voted to rescind the Stock Dividend;

WHEREAS, the NAI Entities have delivered an action by written consent in their capacity as stockholders of CBS to amend and restate certain sections of the Bylaws, as set forth herein, in order to rescind certain amendments to the Bylaws that had previously been adopted by the NAI Entities in connection with the Litigation and the Stock Dividend;

WHEREAS, the CBS Board has previously appointed Gordon as the lead independent director;

WHEREAS, the CBS Board and the Non-NAI Affiliated Directors have separately reviewed the terms of this Settlement, and determined that it is in the best interests of CBS and its stockholders, other than the NAI Entities and their respective stockholders, members and subsidiaries, to resolve the Litigation on the terms described herein and to enter into this Settlement;

WHEREAS, the board of directors of NAI and the board of managers of NAIEH have each separately reviewed the terms of this Settlement, and determined that it is in the best interests of NAI, NAIEH and their respective stockholders, members and subsidiaries, to enter into this Settlement; and

WHEREAS, the Trustees have separately reviewed the terms of this Settlement and determined that it is in the best interests of all beneficiaries of the Trust.

NOW THEREFORE, in consideration of the foregoing and of the material covenants and agreements of the Parties contained herein, the receipt and sufficiency of which are acknowledged by the undersigned, it is hereby agreed by and among the Parties as follows:

1.	Actions With Respect to the CBS Board.

(a)     Each of the 2018 Resigning Directors, by his or her execution and delivery of this Settlement (or, in the case of Moonves, by his execution and delivery of the Moonves Settlement), hereby voluntarily resigns as a director of CBS, such resignation to be effective as of the Effective Time.

(b)     Prior to or concurrently with the execution and delivery of this Settlement by all of the Parties:

(i)       the CBS Board has unanimously adopted resolutions appointing the persons listed on Exhibit B attached hereto as directors of CBS, such appointment effective immediately upon the resignation of the 2018 Resigning Directors pursuant to Section 1(a) of this Settlement;

(ii)      the CBS Board has unanimously adopted resolutions reconstituting the Compensation Committee, the Nominating and Governance Committee and the Audit Committee such that, effective as of the Effective Time, the members and the chairs thereof, each of whom is independent and not affiliated with any of the NAI Entities or their respective affiliates, shall be those individuals as set forth on Exhibit C; and

(iii)     any vacancy in the office of the Chairman of the Board shall be left vacant pending further determination by the newly reconstituted CBS Board regarding the filling of such office;

(c)     CBS shall cause (i) the 2018 annual meeting of CBS stockholders to be held on a date set by the Nominating and Governance Committee but not later than November 30, 2018 (unless otherwise mutually agreed to by the NAI Entities and CBS) and (ii) the 2020 annual meeting of CBS stockholders to be held on a date set by the Nominating and Governance Committee but not later than June 10 of such year (unless the CBS Board unanimously approves such meeting being held on, or being adjourned or postponed to, a later date).

(d)     Each of CBS and the NAI Entities shall take such actions as may be necessary to ensure that the Post-Settlement Directors shall continue to constitute the members of the CBS Board at least until the 2020 annual meeting of CBS stockholders, including by taking all actions necessary to recommend such persons for election to the CBS Board and to cause such persons to be elected and/or appointed to the CBS Board, subject only to the following exceptions:

(i)      the individual who is selected by the CBS Board to serve as CBS’s Chief Executive Officer may be elected as a director; and

(ii)     if any member of the CBS Board’s service as a director ceases as a result of such director’s removal, death, retirement or resignation, such vacancy shall be filled as follows:

1.      if such individual is either SER or Klieger, by an individual designated by the NAI Entities;

2.      if such individual is the Chief Executive Officer, such vacancy shall be filled by the new Chief Executive Officer upon appointment by the CBS Board; and

3.      any other vacancy shall be filled by an Unaffiliated Independent Director approved by the CBS Board upon the recommendation of the Nominating and Governance Committee following customary public company practices.

(e)     Each of the NAI Entities agrees that it will not take action that would result in (i) the CBS Board being comprised of less than a majority of Unaffiliated Independent Directors, (ii) the Compensation Committee or Nominating and Governance Committee not being comprised of all Unaffiliated Independent Directors, or (iii) CBS availing itself of the controlled companies exception under the NYSE listing standards.

(f)     CBS and the NAI Parties agree that the CBS Board shall have authority over and shall be responsible for the succession planning process for the Chief Executive Officer of CBS.

(g)     CBS shall take all action necessary to cause to be paid to the 2018 Resigning Directors (other than Moonves, who shall be compensated in accordance with the Moonves Settlement) any outstanding compensation, including to cause any outstanding equity awards and/or RSUs that remain unvested as of immediately prior to the Effective Time to accelerate and vest as of the Effective Time.

The Parties acknowledge that Section 14(g) of this Settlement applies to this Section 1. For the avoidance of doubt, with respect to each action specified above in this Section 1, the NAI Parties shall be obligated to take all lawful steps within their power and authority (including voting and directing the voting of shares of CBS stock under their control) to ensure that such action (including the election as directors of the CBS Board of persons to be nominated for election as directors of the CBS Board) occurs as contemplated by this Section 1. The NAI Parties shall not take any action by written consent to remove any of the Post-Settlement Directors until after the 2020 annual meeting of CBS stockholders, except upon the recommendation of at least 75% of the Unaffiliated Directors then in office.

2.	Rescission of Dividend; Amendment of Bylaws of CBS.

Prior to or concurrently with the execution and delivery of this Settlement:

(a)     upon the unanimous recommendation of the Special Committee of the CBS Board, the CBS Board has unanimously adopted resolutions to rescind the Stock Dividend declared by resolution of the CBS Board adopted on May 17, 2018, such rescission to be effective as of the Effective Time; and

(b)     the NAI Entities, in their capacity as stockholders of CBS, have executed and delivered to the Company an action by written consent, amending and restating Article III, Section 7, Article IX, Section 1 and Article X of the Bylaws, in the form attached as Exhibit D, in accordance with the Bylaws.

Promptly following the date hereof, CBS shall prepare and deliver to the NAI Entities a draft of a preliminary information statement on Schedule 14C relating to the Bylaws amendment contemplated by Section 2(b) (the “Schedule 14C”). CBS shall consider in good faith the comments of the NAI Entities with respect to such draft and promptly thereafter file the Schedule 14C with the SEC. CBS and, to the extent applicable, the NAI Entities shall use their respective reasonable best efforts to address any comments from the SEC on the Schedule 14C and shall as promptly as practicable file a definitive version of the Schedule 14C with the SEC and mail such definitive version Schedule 14C to its stockholders, with the Bylaws amendment contemplated by Section 2(b) becoming effective in accordance with applicable law.

3.	Extraordinary Transactions.

(a)     The NAI Entities hereby confirm that they have withdrawn their proposal for a merger of CBS and Viacom, and have no plans to propose, whether publicly or privately, a CBS/Viacom Merger.

(b)     For a period of two (2) years after the date hereof, (i) the NAI Entities and the NAI Affiliated Directors hereby agree not to, directly or indirectly, propose, whether publicly or privately, any CBS/Viacom Merger unless at least two-thirds (2/3) of the members of the Unaffiliated Directors (rounded up to the nearest whole number) shall have invited such proposal and (ii) the NAI Entities hereby agree not to approve or consent to any CBS/Viacom Merger unless at least two-thirds (2/3) of the members of the Unaffiliated Directors (rounded up to the nearest whole number) shall have approved such transaction.

(c)     Following the second anniversary of this Settlement, the NAI Entities hereby agree not to approve or consent to any CBS/Viacom Merger, unless a majority of the Unaffiliated Directors shall have approved such transaction.

(d)     This Settlement, in part, derives from an understanding gained by the CBS Parties during the Litigation that the NAI Entities acknowledge and affirm they are open to exploring expressions of interest by third parties in potential business combinations or other strategic alternatives. As such, the NAI Entities hereby agree to give good faith consideration to any business combination transaction or other strategic alternative involving CBS that the Unaffiliated Directors determine may be in the best interests of CBS and its stockholders.

(e)     The NAI Entities and SER shall use their good faith efforts to cause the Trustees to, and SMR and the Trustees shall, adopt an amendment to the Trust concurrently with the Effective Time in the manner specified in Exhibit E, with such amendment becoming effective in accordance with the terms of the Trust. SMR and the Trustees shall provide evidence of such amendment to CBS, in form and substance reasonably satisfactory to CBS, at or prior to the Effective Time.

(f)     The CBS Board has adopted a policy, effective as of the Effective Time, that each director and member of senior management of CBS shall promptly notify the entire CBS Board of any CBS Business Combination Proposal whenever such person becomes aware of such CBS Business Combination Proposal (whether in such director’s capacity as a director, stockholder or otherwise), including the identity of the potential counterparty and potential terms thereof, unless such disclosure would violate applicable law (including any applicable fiduciary duty) or contractual obligation (including as to confidentiality) of such person. Each of the Continuing Independent Directors, SER and Klieger hereby agrees to comply with such policy and not to enter into nondisclosure agreements for the principal purpose of limiting any disclosure otherwise required by such policy and SER agrees not to assert any fiduciary duty to or contractual obligation with an NAI Entity as a basis to not make any disclosure otherwise required by such policy. Each of the CBS Parties and the NAI Entities hereby confirms that he, she or it has no plans to propose, whether publicly or privately, any transaction involving a business combination of CBS, Viacom and one or more third parties. For the avoidance of doubt, compliance by an NAI Affiliated Director with his or her obligations under the first sentence of this Section 3(f) will not, by itself, be considered a violation by an NAI Entity or such NAI Affiliated Director of Section 3(b).

4.	Mutual Releases.

(a)     Each of the CBS Parties, hereby releases and forever discharges from all liability (i) NAI/Redstone Parties, (ii) the Officer and Director Parties and (iii) the Additional CBS Officers, from any and all Claims (as defined below) arising out of or relating to the NAI Entities’ investment in CBS, including actions taken by directors and officers in connection therewith and conduct alleged or asserted in, and the Claims asserted in, or that could have been asserted in, the Litigation (for the avoidance of doubt, other than any Specified Matters, the “Released Claims”), which such CBS Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement.

(b)     Each of the NAI/Redstone Parties hereby releases and forever discharges from all liability (i) the CBS Parties, (ii) the Officer and Director Parties and (iii) the Additional CBS Officers from any and all Released Claims which such NAI/Redstone Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement.

(c)     Each of the Officer and Director Parties hereby releases and forever discharges from all liability (i) the NAI/Redstone Parties and (ii) the CBS Parties from any and all Released Claims which such Officer and Director Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement.

(d)     Nothing in this Settlement shall affect (i) the rights of any CBS Party, NAI/Redstone Party or Officer and Director Party to coverage under any preexisting insurance policies maintained by CBS or any of its affiliates or under any preexisting indemnity rights, obligations or arrangements that any such person or entity may have with CBS (including for the avoidance of doubt pursuant to the Charter or the Bylaws) or any of its affiliates or (ii) except as expressly set forth in this Settlement, the rights of any CBS Party, NAI/Redstone Party or Officer and Director Party who owns shares of capital stock of CBS, of record or beneficially, in connection with the ownership of such shares under the Delaware General Corporation Law, the Charter or the Bylaws.

(e)     “Claim” shall mean any actual or potential claim, counterclaim, action, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, punitive damages, loss, cost or expense, and attorneys’ fees of any nature whatsoever, known or unknown, contingent or non-contingent, whether arising under state, federal or other law, or based on common law, statutory law, regulations or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

(f)     The releases set forth in this Section 4 are effective except to the extent prohibited by law.

(g)     For purposes of this Settlement, CBS and its subsidiaries, on the one hand, and the NAI Entities and the Trust, on the other hand, shall not be considered affiliates and the Trust and the NAI Entities shall not be considered parents of CBS, and neither CBS nor any of CBS’s subsidiaries shall be considered subsidiaries of the NAI Entities or the Trust. Notwithstanding anything contained in this Settlement to the contrary, nothing contained in this Settlement shall constitute a release of any Claims that any CBS Party, NAI/Redstone Party or Officer and Director Party may have against any other CBS Party, NAI/Redstone Party or Officer and Director Party (i) that have been asserted in R. A. Feuer v. Sumner M. Redstone, et al., C.A. No. 12575-CB (Del. Ch.), or (ii) that are the subject of, or otherwise relate to any of the matters within the scope of the internal investigation authorized at the special meeting of the CBS Board held on August 1, 2018 (the “Internal Investigation Matters” and, the Claims described in clauses (i) and (ii), the “Specified Matters” and, for the avoidance of doubt, “Released Claims” shall not include any of the Specified Matters).

(h)     Each of the CBS Parties, NAI/Redstone Parties and Officer and Director Parties acknowledges that he, she or it may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Claims released herein, but the CBS Parties, NAI/Redstone Parties and Officer and Director Parties hereby knowingly and willingly, fully, finally and forever settle and release any and all such Claims as provided in this Settlement, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future. The CBS Parties, NAI/Redstone Parties and Officer and Director Parties acknowledge that they have read and understand, and have been advised by their respective counsel concerning, California Civil Code Section 1542 and any similar law of any state or territory of the United States or any other jurisdiction.

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The CBS Parties, NAI/Redstone Parties and Officer and Director Parties hereby expressly waive any and all rights and benefits respectively conferred upon them by the provisions of Section 1542 of the California Civil Code, or any similar provision, right and benefit conferred by any law of any state or territory of the United States, or principle of common law.

Finally, in consideration for releases obtained in the Moonves Settlement, the NAI/Redstone Parties and the Officer and Director Parties (other than Moonves) warrant, covenant and agree that she, he or it will not, individually or collectively, bring, maintain, or otherwise institute or allow others within his, her or its control to bring, maintain, or otherwise institute any action in any forum anywhere in the world against Moonves that arises out of, relates to, or is connected with Moonves’s services to, or employment by, CBS as an officer, director, employee or otherwise, including any events, facts, or services related to the Internal Investigation Matters; provided, that nothing in this covenant not to sue shall affect or prevent the ability of CBS to defend an arbitration brought by Moonves under the Moonves Settlement challenging any finding of Cause (as determined under his employment agreement) for termination that might be made.

5.	Covenants Not to Sue.

Each of the Parties warrants, covenants and agrees that she, he or it will not, individually or collectively, bring, maintain, or otherwise institute or allow others within his, her or its control to bring, maintain, or otherwise institute any action in any forum anywhere in the world against any CBS Party or any other Person that challenges, in each case, to the extent related to the Released Claims:

(a)     the validity or legality of this Settlement or the authority of the Parties to execute it;

(b)     that the lawful and valid Trustees of the Trust are: (i) during SMR’s lifetime (unless he is deemed “incapacitated” under the terms of the Trust): SMR, Andelman, Lewin, Jacobs, P. Redstone, Krutick, Jankowski or their respective successors; and (ii) after SMR’s death or during periods in which he is deemed “incapacitated” under the terms of the Trust: Andelman, Lewin, Jacobs, Krutick, Jankowski, SER, T. Korff or their respective successors;

(c)     the capacity of SMR to execute or perform this Settlement and/or asserts that SMR was unduly influenced, by SER or anyone else, to execute or perform this Settlement;

(d)     the right of any NAI Entity or any of its directors, officers, members or managers to vote the CBS stock owned by such NAI Entity or any of its affiliates (of record or beneficially), including, without limitation, with respect to election or removal of directors to the CBS Board or amendments to the Bylaws; and

(e)     the compliance on or prior to the date hereof by Moonves, Ianniello, SMR, SER, Andelman, Klieger, the Non-NAI Affiliated Directors, the Additional CBS Officers, the CBS Parties and/or the NAI Entities with their fiduciary duties or contractual obligations (if any) owed to CBS or its stockholders and any CBS policies applicable to such persons, or any similar claim arising out of Moonves’s, Ianniello’s, SMR’s, SER’s, Andelman’s, Klieger’s, the Additional CBS Officers’, the CBS Parties’ or the Non-NAI Affiliated Directors’ or any of the NAI Entities’ respective capacities as CBS directors, officers or stockholders or as agents, counsel or representatives of CBS or the NAI/Redstone Parties, except in the case of each of clauses (a) through (e) above, with respect to the Specified Matters.

In addition, each of the Parties warrants, covenants and agrees that it will not, individually or collectively, bring, maintain, or otherwise institute or allow others within its control to bring, maintain or otherwise institute any action in any forum anywhere in the world that challenges the release of any of the NAI/Redstone Parties, the Officer and Director Parties or the Additional CBS Officers by CBS from liability related to such matters, or otherwise interfere with any decision or action taken by CBS to release any of the NAI/Redstone Parties, the Officer and Director Parties or the Additional CBS Officers from liability related to any such matters.

The Parties further agree that she, he or it will not knowingly encourage or voluntarily assist any third party asserting any of the challenges set forth in this Section 5, provided, however, that nothing contained herein shall prevent or restrict any Party from providing truthful testimony or complying with any applicable law, court order or legal process (including, without limitation, subpoenas).

6.	Indemnification by CBS.

To the fullest extent permitted by applicable law, CBS (the “Indemnifying Party”) shall indemnify, defend and hold harmless each of (a) the Parties to this Settlement that are current or former directors or officers of CBS (in all of their respective capacities, including as Trustees of the Trust) and the Additional CBS Officers, (b) the NAI/Redstone Parties (in all of their respective capacities, including as direct or indirect stockholders of CBS) and their respective stockholders or members, and the respective current and former directors, trustees, officers, and managers of the NAI Entities and such stockholders or members (in all of their respective capacities, including as Trustees of the Trust), and (c) the agents, attorneys, representatives, heirs, executors and assigns of any of the foregoing and CBS’s own agents, attorneys, representatives and assigns (the parties referred to in clauses (a), (b), and (c), and each such party’s own agents, attorneys, representatives, heirs, executors and assigns, collectively, the “Indemnified Parties”) from and against any and all Claims related to, arising out of, or in connection with:

(i)       the Litigation, including the Released Claims;

(ii)      the Stockholder Actions;

(iii)     such Indemnified Party’s entry into, performance, participation in or benefit from this Settlement; and

(iv)      solely with respect to the NAI/Redstone Parties and the Officer and Director Parties (other than Moonves), the matters referred to in the last paragraph of Section 4;

and, in any such case, shall reimburse each Indemnified Party for expenses (including attorneys’ fees) incurred by such Indemnified Party, whether prior to or after the date hereof, in connection with investigating, preparing, pursuing, defending or otherwise participating in, any such indemnified Claim.

Any Indemnified Party seeking indemnification pursuant to this Section 6 shall promptly notify the Indemnifying Party of any such Claim brought by a third party; provided, however, that any delay or failure to timely give such notice or otherwise comply with the foregoing shall only affect the rights of an Indemnified Party hereunder to the extent, if any, that such delay or failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Claim.

Except with respect to the Stockholder Actions, upon receipt of any such notice, the Indemnifying Party shall have the sole power to direct and control the defense of such Claim, with counsel of its choosing, at its expense (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at his, her or its own expense (except in the case where, based on the advice of counsel to any such Indemnified Party, there is or is expected to be a conflict of interest between the Indemnifying Party and such Indemnified Party, in which case such expenses shall be at the expense of the Indemnifying Party). Subject to the foregoing sentence, any expenses incurred by any Indemnified Party in defending any such Claims brought against any Indemnified Party to which such Indemnified Party would be entitled to indemnification hereunder shall be paid by the Indemnifying Party in advance of the final disposition of such Claim on a monthly basis, as they are incurred or on such other mutually agreed-upon schedule.

With respect to the Stockholder Actions, the Indemnified Party shall have the right to select his, her or its own counsel to direct and control the defense of such Claims at the Indemnifying Party’s expense; provided, that the Indemnified Party provides the Indemnifying Party with advance notice of its selection of such counsel. The Indemnifying Party shall pay such counsel’s reasonable fees and expenses in advance of the final disposition of such Claim on a monthly basis, as they are incurred or on such other mutually agreed-upon schedule.

Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Claim pursuant to the indemnity contemplated by this Section 6 that:

(i)       does not contain a full release of the Indemnified Party;

(ii)      would result in the imposition of a consent order, injunction or decree on the future activity or conduct of the Indemnified Party;

(iii)     would result in a finding or admission of liability or wrongdoing or violation of law by the Indemnified Party;

(iv)     would result in any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party or pursuant to directors’ and officers’ liability insurance policies; or

(v)      would materially and adversely affect the ongoing business of the Indemnified Party or any entity owned or controlled by such Indemnified Party.

Furthermore, with respect to the Stockholder Actions, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Claim that would result in the Indemnifying Party incurring monetary liability pursuant to the indemnity contemplated by this Section 6.

Notwithstanding the foregoing provisions, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any liabilities and expenses or to reimburse the Indemnified Party pursuant to any expense reimbursement provisions to the extent the Indemnified Party has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of such amounts otherwise indemnifiable or reimbursable hereunder. In addition, the Indemnified Party shall reimburse the Indemnifying Party for any indemnification payments made to the Indemnified Party for any liabilities and expenses to the extent that the Indemnified Party subsequently receives payment of such amounts from another source.

Nothing herein shall limit or restrict any Party’s entitlement to indemnification or advancement of expenses pursuant to 8 Del. C. § 145, the Charter or Bylaws or any indemnification agreements or pursuant to any other instrument or arrangement or applicable law. The Parties shall cooperate to the extent practicable to comply with reasonable and customary requirements of CBS’s and NAI’s respective directors’ and officers’ liability insurance policies in order to secure coverage under their respective directors’ and officers’ liability insurance.

7.	Dismissal of the Litigation.

Within two (2) business days after this Settlement is fully executed and delivered by the Parties, the Parties shall execute and file with the Delaware Court of Chancery, a Stipulation of Dismissal in the form attached hereto as Exhibit F, seeking dismissal of the Litigation with prejudice.

8.	No Admission.

This Settlement is entered into in the interests of avoiding the expenses and uncertainties of litigation. Neither this Settlement, nor any of its terms and provisions, shall be deemed an admission or concession of any fact, legal theory, liability, incapacity, undue influence, fault or wrongdoing. Furthermore, nothing in this Settlement nor any Party’s agreement is intended, or shall be claimed by any Party or construed to be an expression of belief or opinion by any CBS Party as to the capacity of SMR.

9.	Ratification.

(a)     To the extent necessary, P. Redstone, SER, Jankowski, Krutick, T. Korff, Andelman, Jacobs and Lewin, in their capacities as current and/or future Trustees of the Trust, hereby agree that entering into this Settlement is consistent with the terms of the Trust and in the best interests of the Trust and its current, contingent and remainder beneficiaries and on that basis enter into this Settlement and ratify the decision of SMR to enter into this Settlement as if it were their own.

(b)     SER, T. Korff, Andelman, Krutick, Ostheimer and B. Korff, in their capacities as current and/or future directors of NAI and managers of NAIEH, hereby agree that entering into this Settlement is in the best interests of the NAI Entities.

10.	Press Release.

The Parties have mutually agreed on the press release attached hereto as Exhibit G and shall mutually agree on a Current Report on Form 8-K for CBS to file with the SEC regarding the matters contained in this Settlement. No Party shall make any statement inconsistent with the content of such press release and the NAI Entities and CBS shall coordinate and agree in advance with respect to any other public statements that shall be made with respect to the matters contemplated by this Settlement.

11.	Non-Disparagement; Confidentiality.

(a)     Each Party agrees that he, she or it shall not, directly or indirectly, publicly criticize, ridicule or make any statement or announcement that disparages or is derogatory of any other Party (including each such Party’s agents, attorneys and representatives), in each case, with respect to the subject matter of the Released Claims or related conduct prior to the date hereof. In addition, so long as the internal investigation contemplated by the Internal Investigation Matters is ongoing, each Party agrees that he, she or it shall not, directly or indirectly, publicly criticize, ridicule or make any statement or announcement that disparages or is derogatory of any other Party (including each such Party’s agents, attorneys and representatives), in each case, with respect to the Internal Investigation Matters, and following completion of such internal investigation, each Party shall be permitted to make statements regarding the Internal Investigation Matters with respect to any other Party (or its agents, attorneys or representatives) that are non-defamatory in nature. Notwithstanding the foregoing, no Party shall be prohibited from (i) making statements in response to statements by another Party that criticize or ridicule or are disparaging or derogatory, provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory, (ii) cooperating with the internal investigation contemplated by the Internal Investigation Matters, or (iii) complying with or responding to any subpoena, regulatory inquiry or other legal process that is not initiated by such Party.

(b)     Each Party agrees not to disclose any non-public information obtained by such Party or its representatives in connection with the Litigation without the prior written consent of CBS and the NAI Entities, except as required by applicable law, rule, regulation or the requirements of any applicable stock exchange or listing organization.

12.	D&O Indemnification.

(a)     CBS shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of each of the D&O Indemnified Parties in all of their respective capacities as provided in the Charter, Bylaws, the organizational documents of any affiliate of CBS, any resolution of the CBS Board or any indemnification agreements between CBS and a D&O Indemnified Party existing as of the date hereof or pursuant to any other instrument or arrangement or applicable law, including as set forth herein, to survive and continue in full force and effect with respect to each such D&O Indemnified Party for the Coverage Period. Any repeal or modification of the indemnification and liability limitation or exculpation provisions of the Charter, Bylaws or organizational documents of any affiliate of CBS applicable to any D&O Indemnified Party prior to the expiration of such Coverage Period shall not adversely affect any right or protection of such D&O Indemnified Party existing as of the date hereof.

(b)     CBS shall maintain coverage for executive liability insurance (including director and officer and employment practice liability coverage) for the benefit of the D&O Indemnified Parties for the full duration of the Coverage Period with terms and conditions no less favorable to the D&O Indemnified Parties to the insurance coverage as of the date hereof, and shall cause any successor to assume the same. Any claims-made coverage obtained by CBS shall include coverage of the D&O Indemnified Parties for the full duration of the Coverage Period.

13.	Defense of Actions.

Notwithstanding anything contained in this Settlement to the contrary (including Section 4, Section 5 and Section 11), nothing contained in this Settlement shall prohibit, limit, or restrict in any way the right and ability of any CBS Party, NAI/Redstone Party or Officer and Director Party to (a) assert any and all facts, factual or legal arguments, contentions and defenses in defense of or in connection with any Stockholder Action, including any facts, factual or legal arguments, contentions and defenses that challenge or contest the validity, permissibility or effectiveness of the Stock Dividend on any grounds, (b) request or utilize a subpoena or other legal process to obtain the testimony (whether by deposition, at trial or otherwise) of any CBS Party, NAI/Redstone Party or Officer and Director Party who any such person or entity believes in good faith has information relevant to such person or entity’s defense of any Stockholder Action or (c) comply with any subpoena, regulatory inquiry or other legal process that is not initiated by such Party.

14.	Miscellaneous.

(a)     The Parties hereto represent that they have not heretofore assigned or transferred or purported to assign or transfer to any person or entity any matter released pursuant to this Settlement. The provisions of this Settlement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

(b)     This Settlement and all exhibits, including but not limited to the Stipulation of Dismissal attached hereto as Exhibit F, constitute the entire agreement between the Parties as it relates to the subject matter herein with respect to the settlement of the Litigation. Each Party acknowledges that it is not entering into this Settlement on the basis of or in reliance upon any promise, representation or warranty other than as explicitly contained in this Settlement.

(c)     This Settlement may not be modified or amended, except by an instrument in writing signed by all of the Parties adversely affected thereby; provided that prompt notice of any such modification or amendment shall be given to all Parties; provided, further, that this Settlement may be modified or amended, without a need for an instrument in writing signed by any Additional Party (and otherwise without the consent thereof or notice thereto), unless such amendment or modification is to an Additional Party Section in which case an instrument in writing signed by any Additional Party adversely affected thereby shall be required.

(d)     Each Party hereby represents and warrants with respect to itself, himself or herself, that (i) the execution and performance of this Settlement is fully authorized, (ii) with respect to any Party that is a corporation or other entity, the person or persons executing this Settlement have the necessary and appropriate authority to do so, (iii) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by a Party that has not been obtained in order to execute and perform its obligations under this Settlement and (iv) upon the due execution by the other Parties hereto, this Settlement is a valid, legal, binding and enforceable obligation of such Party. Each Party shall indemnify, defend and hold harmless each other Party from any and all Claims brought against such other Parties arising out of or relating to a breach by such first Party of any representations, warranties or covenants contained in this Settlement.

(e)     The Parties agree that each Party is entering into this Settlement by its, his or her own free will and not as the result of any undue influence or other unlawful acts by any other Party or any other person or entity.

(f)     This Settlement is being entered into between sophisticated parties, each of which or whom has reviewed the Settlement, had the opportunity to discuss it with its, his or her counsel, and is fully knowledgeable about its terms and conditions. The Parties therefore agree that this Settlement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of any of them.

(g)     The Parties agree to cooperate in good faith to effect all of the terms of this Settlement. The Parties further agree to execute all papers and documents and to take such other actions as may be necessary and proper to fulfill the terms and conditions of this Settlement. For the avoidance of doubt, the NAI Parties each hereby agrees, to the extent applicable, to (i) vote all shares of stock of NAI held by the Trust to fulfill their respective obligations under this Settlement and against any other action, proposal, agreement or transaction that would cause a breach of their respective obligations under this Settlement, and (ii) not commit or agree to take any action or proposal, or take any action (including, without limitation, taking any action by written consent with respect to any shares of CBS stock or entering into any transaction or agreement) that would result in a breach of, or otherwise violate, any covenant, representation or warranty or any other obligation or agreement of any NAI Party under this Settlement. NAI shall vote (or cause to be voted) all shares of CBS stock held by NAI, NAIEH, any controlled corporate subsidiary or controlled corporate affiliate thereof, or any entity controlled, directly or indirectly, by NAI, excluding CBS and its subsidiaries, to fulfill its respective obligations under this Settlement and against any other action, proposal, agreement or transaction that would breach its obligations under this Settlement. In the event that any NAI Party transfers, directly or indirectly, any securities of NAI or CBS to any affiliate (excluding CBS and its subsidiaries) thereof, such NAI Party, as a condition to any such transfer, shall require such affiliate (excluding CBS and its subsidiaries) to agree in writing to be bound by all of the terms of this Settlement as a NAI Party as such apply to holders of securities of NAI or CBS. CBS hereby agrees to cause all of its subsidiaries to comply with the terms of this Settlement as if such subsidiaries were parties hereto. Nothing in this Section 14(g) or in this Settlement to the contrary shall prevent any of the NAI Parties from taking any action in connection with any proposed issuance of shares of Class A common stock or other voting securities of CBS or any of its subsidiaries, whether specified in any notice provided pursuant to Section 7 of Article III of the Bylaws or otherwise. The Parties agree that, for purposes of this Settlement, (x) Viacom shall not be considered an affiliate of the NAI/Redstone Parties and the NAI/Redstone Parties shall not be considered affiliates of Viacom, (y) none of the NAI/Redstone Parties shall be deemed to control Viacom, and (z) none of the NAI/Redstone Parties shall have any obligation to cause Viacom to take, or prevent Viacom from taking, any action.

(h)     The headings in this Settlement have been inserted for reference only. Such headings shall not limit, modify or otherwise affect the terms and provisions hereof. Whenever the words “include”, “includes”, or “including” are used in this Settlement, they are deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Settlement, refer to this Settlement as a whole and not to any particular provision of this Settlement.

(i)      This Settlement, and all matters arising out of or relating to this Settlement and all transactions and events contemplated hereby, shall be interpreted under and governed by the laws of State of Delaware, without regard to conflict of law principles thereof.

(j)      The Parties agree that any legal action brought to interpret or enforce any terms of this Settlement shall be brought in the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state or federal court located within the State of Delaware). Each Party hereby consents to the personal jurisdiction of such court(s) for purposes of this Section 14(j), and waives any objection thereto based on personal jurisdiction or venue.

(k)     This Settlement shall not be admissible as evidence in any litigation between or among the Parties except to enforce the terms set forth herein.

(l)      This Settlement may be executed in a number of counterparts, including by facsimile or electronic email, each of which shall constitute an original, but all such counterparts together shall constitute one and the same Settlement. The signatures to this Settlement may be evidenced by facsimile or PDF copies reflecting the signatories hereto, and any such facsimile or PDF copy shall be sufficient evidence of each signature as if it were an original signature.

(m)     The Parties acknowledge that the purpose of this Settlement is to settle disputes and release claims. In the event that any provision or portion of this Settlement is found to be void, invalid or unenforceable for any reason, the Parties will continue to interpret this Settlement to accomplish the stated purpose and all other provisions of this Settlement shall remain unaffected to the extent permitted by law.

(n)     This Settlement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided that to the extent not a Party to this Settlement, (i) each of the CBS Parties, NAI/Redstone Parties and Officer and Director Parties shall be a third party beneficiary of Sections 4 and 5, each Indemnified Party shall be a third party beneficiary of Section 6 and each D&O Indemnified Party shall be a third party beneficiary of Section 12 and (ii) each of the Additional CBS Officers shall be a third party beneficiary of Sections 4, 5 and 6 but only if he or she executes and delivers a joinder, in the form attached hereto as Exhibit H, pursuant to which such Additional CBS Officer agrees to be bound by Sections 4, 5, 10, 11, 13 and to the extent applicable 14 hereof as if he or she were a Party; provided, however, that the foregoing requirement to execute a joinder shall not apply to any Persons who are agents, attorneys and representatives that are not employees of CBS.

(o)     Upon the execution of this Settlement, all written discovery requests, deposition notices and third party discovery in the Litigation served by any Party to this Settlement are hereby withdrawn, and are no longer of any force or effect.

(p)     Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)      “2018 Resigning Directors” shall mean each of the persons listed on Exhibit A attached hereto;

(ii)    “Additional CBS Officers” shall mean, other than the Officer and Director Parties and the NAI/Redstone Parties, any and all officers, agents, attorneys and representatives of CBS and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually, in their capacities as officers and in all other capacities;

(iii)    “Additional Parties” shall have the meaning set forth in the Preamble;

(iv)     “Additional Parties Sections” shall have the meaning set forth in the Preamble;

(v)      “Andelman” shall have the meaning set forth in the Preamble;

(vi)     “B. Korff” shall have the meaning set forth in the Preamble;

(vii)     “Bylaws” shall mean the Amended and Restated Bylaws of CBS;

(viii)    “Califano” shall have the meaning set forth in the Preamble;

(ix)      “CBS” shall have the meaning set forth in the Preamble;

(x)       “CBS Board” shall mean the board of directors of CBS;

(xi)      “CBS Business Combination Proposal” shall mean any bona fide inquiry, indication of interest, offer or proposal (whether or not in writing) regarding any business combination or similar transaction in which CBS would be a party;

(xii)    “CBS Parties” shall mean, collectively, CBS, its subsidiaries, affiliates under its control, predecessors, successors and assigns, and the current and former directors, officers, employees, agents, attorneys and representatives of each of them (other than SMR, SER, Klieger and Andelman);

(xiii)    “CBS/Viacom Merger” shall mean any merger, acquisition, consolidation, or other business combination or similar transaction (including by way of a sale of all or substantially all assets) solely between CBS and its subsidiaries, on the one hand, and Viacom and its subsidiaries, on the other hand; provided, that the involvement of a third-party financial investor whose role is primarily limited to contributing cash to any such transaction shall not cause such transaction to fail to be “solely between” CBS and its subsidiaries, on the one hand, and Viacom and its subsidiaries, on the other hand;

(xiv)    “Charter” shall mean the Amended and Restated Certificate of Incorporation of CBS Corporation effective December 31, 2005;

(xv)     “Claim” shall have the meaning set forth in Section 4(e);

(xvi)    “Cohen” shall have the meaning set forth in the Preamble;

(xvii)   “Continuing Independent Directors” shall mean Cohen, Countryman, Gordon, Griego and Minow;

(xviii)  “Countryman” shall have the meaning set forth in the Preamble;

(xix)    “Coverage Period” shall mean, with respect to any D&O Indemnified Party, a period of not less than six (6) years after such D&O Indemnified Party ceases to serve on the CBS Board or as an officer of CBS, as applicable;

(xx)     “D&O Indemnified Parties” shall mean, collectively, the current directors and officers of CBS;

(xxi)    “Effective Time” shall mean immediately after the execution and delivery of this Settlement by all of the Parties;

(xxii)   “Gifford” shall have the meaning set forth in the Preamble;

(xxiii)  “Goldberg” shall have the meaning set forth in the Preamble;

(xxiv)  “Gordon” shall have the meaning set forth in the Preamble;

(xxv)    “Griego” shall have the meaning set forth in the Preamble;

(xxvi)   “Ianniello” shall have the meaning set forth in the Preamble;

(xxvii)  “Indemnified Parties” shall have the meaning as set forth in Section 6;

(xxviii) “Indemnifying Party” shall have the meaning as set forth in Section 6;

(xxix)     “Internal Investigation Matters” shall have the meaning as set forth in Section 4(g);

(xxx)      “Jacobs” shall have the meaning set forth in the Preamble;

(xxxi)     “Jankowski” shall have the meaning set forth in the Preamble;

(xxxii)    “Klieger” shall have the meaning set forth in the Preamble;

(xxxiii)   “Kopelson” shall have the meaning set forth in the Preamble;

(xxxiv)   “Krutick” shall have the meaning set forth in the Preamble;

(xxxv)    “Lewin” shall have the meaning set forth in the Preamble;

(xxxvi)   “Litigation” shall have the meaning set forth in the Recitals;

(xxxvii)  “Minow” shall have the meaning set forth in the Preamble;

(xxxviii) “Moonves” shall have the meaning set forth in the Preamble;

(xxxix)   “Moonves Employment Agreement” shall mean that certain Amended and Restated Employment Agreement, dated May 19, 2017, by and between CBS Corporation and Leslie R. Moonves;

(xl)          “Moonves Settlement” shall have the meaning set forth in the Recitals;

(xli)         “Morris” shall have the meaning set forth in the Preamble;

(xlii)        “NAI” shall have the meaning set forth in the Preamble;

(xliii)       “NAI Affiliated Directors” shall mean each member of the CBS Board affiliated with or associated with any of the NAI Entities;

(xliv)       “NAI Entities” shall mean, collectively, NAI and NAIEH;

(xlv)        “NAI Parties” shall mean, collectively, SMR, SER, the NAI Entities, the Trust and the other Trustees;

(xlvi)       “NAIEH” shall have the meaning set forth in the Preamble;

(xlvii)     “NAI/Redstone Parties” shall mean, collectively, (i) the NAI Entities, their respective parents, stockholders, members, subsidiaries, affiliates under its control, predecessors, successors and assigns, and the current and former directors, officers, managers, trustees, employees, agents, attorneys, representatives of each of them and (ii) SMR, SER, Klieger, the Trust and all of its Trustees, Jankowski, Krutick, T. Korff, B. Korff, Ostheimer, P. Redstone, Andelman, Jacobs, Lewin and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities (including as trustee or beneficiary of the Trust, as parent or guardian of a beneficiary of the Trust, or as officer, manager or director of one or more of the NAI Entities);

(xlviii) “Non-NAI Affiliated Directors” shall mean Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Griego, Kopelson, Minow and Morris;

(xlix)   “Officer and Director Parties” shall mean Moonves, Ianniello and each Non-NAI Affiliated Director, and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities;

(l)        “Ostheimer” shall have the meaning set forth in the Preamble;

(li)       “P. Redstone” shall have the meaning set forth in the Preamble;

(lii)      “Parties” shall have the meaning set forth in the Preamble;

(liii)     “Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity;

(liv)     “Post-Settlement Directors” shall mean the persons who are members of the CBS Board at the Effective Time (including their respective successors or replacements in accordance with this Settlement);

(lv)      “Released Claims” shall have the meaning as set forth in Section 4(a);

(lvi)     “Schedule 14C” shall have the meaning set forth in Section 2(b);

(lvii)    “SEC” shall mean the Securities & Exchange Commission;

(lviii)   “SER” shall have the meaning set forth in the Preamble;

(lix)     “Settlement” shall have the meaning set forth in the Preamble;

(lx)      “SMR” shall have the meaning set forth in the Preamble;

(lxi)     “Specified Matters” shall have the meaning as set forth in Section 4(g);

(lxii)    “Stock Dividend” shall mean the conditional Class A stock dividend of 0.5687 of a share of Class A common stock for each share of Class A and Class B common stock of CBS that was declared by the CBS Board on May 17, 2018;

(lxiii)   “Stockholder Actions” shall mean the action currently pending before the Delaware Court of Chancery captioned Westmoreland County Employees’ Retirement System et al. v. National Amusements, Inc. et al. (C.A. No. 2018-0392-AGB) (Del. Ch.), and any other stockholder actions, securities disclosure actions or stockholder derivative actions arising from similar facts and circumstances that are filed in any court;

(lxiv)   “T. Korff” shall have the meaning set forth in the Preamble;

(lxv)    “Trust” shall have the meaning set forth in the Preamble;

(lxvi)   “Trustees” shall mean SMR, SER, T. Korff, Andelman, Krutick, Jankowski, P. Redstone, Jacobs and Lewin;

(lxvii)  “Unaffiliated Director” shall mean any member of the CBS Board who is not affiliated or associated with the NAI Parties;

(lxviii) “Unaffiliated Independent Director” shall mean any member of the CBS Board (i) who is not affiliated or associated with the NAI Parties and (ii) who is “independent” under applicable stock exchange and SEC rules; and

(lxix)    “Viacom” shall mean Viacom, Inc.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Settlement as of the date set forth above.

CBS CORPORATION

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus Jankowski
Thaddeus Jankowski
Vice President

NAI ENTERTAINMENT HOLDINGS LLC

By:	/s/ Thaddeus Jankowski
Thaddeus Jankowski
Vice President

/s/ Sumner M. Redstone

Sumner M. Redstone, individually and in his capacities as Chairman Emeritus of CBS, settlor, beneficiary and trustee of the Trust, and an officer, director and, through the Trust, direct or indirect stockholder of NAI, and an officer, manager and, through the Trust, direct or indirect member of NAIEH

/s/ Shari E. Redstone

Shari E. Redstone, individually and in her capacities as a director and Non-Executive Vice Chair of CBS, contingent beneficiary of the Trust and an officer, director and, through a trust, direct or indirect stockholder of NAI, and an officer and manager of NAIEH and future trustee of the Trust

/s/ David R. Andelman
David R. Andelman, individually, and in his capacities as director of CBS, a director of NAI, a manager of NAIEH and a trustee of the Trust

/s/ Robert N. Klieger
Robert N. Klieger, individually, and in his capacity as a director of CBS

/s/ Leslie Moonves
Leslie Moonves, individually, and in his capacities as President, Chief Executive Officer, a director and Executive Chairman of CBS

/s/ Joseph Ianniello
Joseph Ianniello, individually and in his capacity as Chief Financial Officer and Chief Operating Officer of CBS

/s/ Gary L. Countryman
Gary L. Countryman, individually, and in his capacity as a director of CBS

/s/ Charles K. Gifford
Charles K. Gifford, individually, and in his capacity as a director of CBS

/s/ Bruce S. Gordon
Bruce S. Gordon, individually, and in his capacity as a director of CBS

/s/ Linda M. Griego
Linda M. Griego, individually, and in her capacity as a director of CBS

/s/ Martha L. Minow
Martha L. Minow, individually, and in her capacity as a director of CBS

/s/ Joseph A. Califano
Joseph A. Califano, Jr., individually, and in his capacity as a director of CBS

/s/ William S. Cohen
William S. Cohen, individually, and in his capacity as a director of CBS

/s/ Arnold Kopelson
Arnold Kopelson, individually, and in his capacity as a director of CBS

/s/ Doug Morris
Doug Morris, individually, and in his capacity as a director of CBS

/s/ Leonard Goldberg
Leonard Goldberg, individually, and in his capacity as a director of CBS

/s/ Jill Krutick

Jill Krutick, individually, and in her capacities as a trustee of the Trust, a director of NAI and manager of NAIEH (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Tyler Korff

Tyler Korff, individually and in his capacity as a future trustee of the Trust, a director of NAI and a manager of NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Brandon Korff

Brandon Korff, individually and in his capacity as a director of NAI and a manager of NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Kimberlee Korff Ostheimer

Kimberlee Korff Ostheimer, individually and in her capacity as a director of NAI and a manager of NAIEH (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Thaddeus Jankowski

Thaddeus Jankowski, individually, and in his capacity as a trustee of the Trust and officer of NAI and NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Phyllis Redstone

Phyllis Redstone, individually, and in her capacity as a trustee of the Trust (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Norman Jacobs

Norman Jacobs, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Leonard Lewin

Leonard Lewin, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

Exhibit A

2018 Resigning Directors

1.	Leslie Moonves

2.	Charles K. Gifford

3.	Joseph A. Califano, Jr.

4.	Arnold Kopelson

5.	Doug Morris

6.	Leonard Goldberg

7.	David R. Andelman

A-1

Exhibit B

Section 3 Appointed Directors

1.	Candace Beinecke

2.	Barbara Byrne

3.	Brian Goldner

4.	Susan Schuman

5.	Strauss Zelnick

6.	Richard Parsons

B-1

Exhibit C

Committee Members

Compensation Committee:

Chair: Strauss Zelnick

Other Members: William S. Cohen, Linda M. Griego and Brian Goldner

Nominating and Governance Committee:

Chair: Candace Beinecke

Other Members: Bruce S. Gordon, Martha L. Minow and Richard Parsons

Audit Committee:

Chair: Gary L. Countryman

Other Members: Barbara Byrne and Susan Schuman

C-1

Exhibit D

Bylaw Amendments

See attached.

D-1

Article III, Section 7 of the Bylaws is deleted in its entirety and replaced with the following:

“The Chairman of the Board, the Chief Executive Officer or the Vice Chair of the Board may call a special meeting of the board of directors at any time by giving notice as provided in these bylaws to each member of the board at least twenty-four (24) hours before the time appointed. Every such notice shall state the time and place but need not state the purpose of the meeting. Notwithstanding anything to the contrary herein, the board of directors may not consider any issuance of shares of Class A common stock or other voting securities of the Corporation or any of its subsidiaries at any annual, regular or special meeting unless notice of such proposed issuance shall have been provided personally, orally by telephone or by electronic transmission to each member of the board at least ten (10) business days prior to such meeting.”

Article IX, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

“Dividends upon the capital stock of the Corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of any statute, the Amended and Restated Certificate of Incorporation and these bylaws.”

Article X of the Bylaws is deleted in its entirety and replaced with the following:

“In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation; provided, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation.”

D-1

Exhibit E

Trust Amendment

To amend the Trust to render inapplicable to any business combination transaction or other strategic alternative involving CBS any requirement in the Trust that NAI and its stockholders would be the owners of at least thirty percent (30%) of the voting power of the surviving entity after such transaction and to make certain related changes, in the form previously agreed between counsel to CBS and the Trust.

E-1

Exhibit F

Stipulation of Dismissal

See attached.

F-1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CBS CORPORATION LITIGATION	Consolidated C.A. No. 2018-0342-AGB

STIPULATION REGARDING

VOLUNTARY DISMISSAL WITH PREJUDICE

WHEREAS, on May 14, 2018, as amended on May 23, 2018, CBS Corporation, Gary L. Countryman, Charles K. Gifford, Bruce S. Gordon, Linda M. Griego, and Martha L. Minow (collectively, the “CBS Plaintiffs”), filed a Verified Complaint (the “CBS Complaint”) against National Amusements, Inc., Shari E. Redstone, Sumner M. Redstone, NAI Entertainment Holdings LLC, and Sumner M. Redstone National Amusements Trust (the “SMR Trust,” and collectively, the “NAI Defendants”);

WHEREAS, on May 29, 2018, as amended on June 25, 2018 and July 27, 2018, National Amusements, Inc. NAI Entertainment Holdings LLC, and Shari E. Redstone (collectively, the “NAI Plaintiffs,” and together with the CBS Plaintiffs, the “Parties”) filed a Verified Complaint (the “NAI Complaint”) against Leslie “Les” Moonves, CBS Corporation, Gary L. Countryman, Charles K. Gifford, Bruce S. Gordon, Linda M. Griego, Martha L. Minow, Joseph A. Califano, Jr., William S. Cohen, Leonard Goldberg, Arnold Kopelson, Doug Morris, and Joseph Ianniello (collectively, the “CBS Defendants”);

WHEREAS, on June 7, 2018, the Court entered a Stipulation and Order for Consolidation, consolidating the actions filed by the NAI Plaintiffs and the CBS Plaintiffs (together, the “Litigation”);

WHEREAS, on June 15, 2018, the NAI Defendants (other than the SMR Trust) filed their Answer to the CBS Complaint;

WHEREAS, on June 19, 2018, the SMR Trust filed a motion to dismiss the CBS Complaint under Court of Chancery Rules 12(b)(2) and 12(b)(6); and

WHEREAS, on June 26, 2018 and August 10, 2018, the CBS Defendants filed their Answers to the NAI Complaint;

WHEREAS, the Parties have reached a settlement to resolve the Litigation.

IT IS HEREBY STIPULATED AND AGREED, by the Parties hereto, through their undersigned counsel, as follows:

1. Pursuant to Court of Chancery Rule 41(a)(1)(ii), the Parties’ claims in the Litigation are dismissed with prejudice as to the Parties only.

Of Counsel:

Theodore N. Mirvis

Jonathan M. Moses

Carrie M. Reilly

Ryan A. McLeod (Bar No. 5038)

Claire E. Addis

Cecilia A. Glass

WACHTELL, LIPTON, ROSEN & KATZ

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Attorneys for CBS Corp. and Leslie Moonves

Greg A. Danilow

Joseph S. Allerhand

Stacy Nettleton

Seth Goodchild

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Attorneys for Gary L. Countryman, Charles K. Gifford, Bruce S. Gordon, Linda M. Griego, Martha L. Minow, Joseph A. Califano, Jr., William S. Cohen, Leonard Goldberg, Arnold Kopelson, and Doug Morris

ROSS ARONSTAM & MORITZ LLP

/s/ Draft

David E. Ross (Bar No. 5228)

Bradley R. Aronstam (Bar No. 5129)

Garrett B. Moritz (Bar No. 5646)

S. Michael Sirkin (Bar No. 5389)

Roger S. Stronach (Bar No. 6208)

100 S. West Street, Suite 400

Wilmington, Delaware 19801

(302) 576-1600

Attorneys for CBS Corp., Gary L. Countryman, Charles K. Gifford, Bruce S. Gordon, Linda M. Griego, Martha L. Minow, Leslie Moonves, Joseph A. Califano, Jr., William S. Cohen, Leonard Goldberg, Arnold Kopelson, Doug Morris, and Joseph Ianniello

Ronald L. Olson

John W. Spiegel

MUNGER TOLLES & OLSON LLP

350 South Grand Avenue, 50th Floor

Los Angeles, CA 90071

(213) 683-9100

Attorneys for Leslie Moonves

Kevin T. Abikoff

Benjamin Britz

HUGHES HUBBARD & REED LLP

1775 I Street N.W.

Washington, D.C. 20006

(202) 721-4600

Attorneys for Joseph Ianniello

Of Counsel: Meredith Kotler Victor L. Hou Lev L. Dassin Roger A. Cooper Rahul Mukhi Mark E. McDonald CLEARY GOTTLIEB STEEN & HAMILTON LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

POTTER ANDERSON & CORROON LLP

/s/ Draft

Myron T. Steele (Bar No. 000002)

Donald J. Wolfe, Jr. (Bar No. 285)

Matthew E. Fischer (Bar No. 3092)

Michael A. Pittenger (Bar No. 3212)

J. Matthew Belger (Bar No. 5707)

Jacqueline A. Rogers (Bar No. 5793)

Callan R. Jackson (Bar No. 6292)

Hercules Plaza, 6th Floor

1313 N. Market Street

Wilmington, Delaware 19899

(302) 984-6000

Counsel for National Amusements, Inc., Shari Redstone, Sumner M. Redstone, NAI Entertainment Holdings LLC, and Sumner M. Redstone National Amusements Trust

Dated: September , 2018

Exhibit G

Press Release

[See attached.]

G-1

Exhibit H

Form of Joinder

The undersigned is executing and delivering this joinder pursuant to Section 14(n) of that certain Settlement and Release Agreement, dated as of September 9, 2018, by and among CBS Corporation, National Amusements, Inc., National Entertainment Holdings LLC and the other parties thereto (the “Settlement Agreement”).

By executing and delivering this joinder to CBS, the undersigned hereby agrees to become a party to, to be bound by, and to comply with Sections 4, 5, 10, 11, 13 and to the extent applicable 14 of the Settlement Agreement as if the undersigned were a Party to the Settlement Agreement.

Accordingly, the undersigned has executed and delivered this joinder as of the              day of                          , 2018.

Name:

H-1